                                                                           Media
                                                                Christopher Wyse
                                                                    616-923-3417
                                          christopher_j_wyse@email.whirlpool.com

                                                                       Financial
                                                                    Tom Filstrup
                                                                    616-923-3189
                                           thomas_c_filstrup@email.whirlpool.com


               WHIRLPOOL CORPORATION POSTS RECORD FIRST QUARTER
            OPERATING PROFIT DESPITE BRAZILIAN CURRENCY DEVALUATION

    EARNINGS FROM CONTINUING OPERATIONS ROSE 29 PERCENT, EXCLUDING EFFECTS
                       OF BRAZILIAN CURRENCY DEVALUATION

          BENTON HARBOR, Mich. - April 15, 1999 - Whirlpool Corporation (NYSE:
WHR) today reported that it extended a trend of strong operating performance through the first quarter of 1999, leveraging a five-percent gain in unit shipments into a 12-percent gain in operating profit.

          Company operations in North America posted record first-quarter operating profit performance, while Whirlpool Europe reported record first-quarter revenues and operating profits, in local currency. Whirlpool Asia also continued its operating improvements, reporting a second consecutive quarter of profitability. As expected, operating profit from Latin America, while positive, was negatively affected by weak economic and business conditions in much of the region.

          "We're consistently delivering solid quarterly results even as we deal with the challenging economic conditions in Brazil affecting our business in that region," said David R. Whitwam, Whirlpool chairman and CEO. "In terms of operating profit results, we are well on our way to what we expect will be another strong year for Whirlpool."

          For the quarter, operating profits were $189 million, up 12 percent from the first quarter of 1998. Reported first quarter 1999 net earnings were $28 million or 36 cents per diluted share and were reduced by $60 million due to charges related to the Brazilian currency devaluation. First quarter 1998 net

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

Whirlpool Corporation earnings - add one
----------------------------------------

earnings were $80 million or $1.05 per diluted share. Absent charges for the Brazilian currency devaluation, first quarter earnings from continuing operations were $88 million or $1.15 per diluted share, up 29 percent from earnings from continuing operations of $68 million, or 90 cents per diluted share in the first quarter of 1998.

          "As we announced in March, we've taken steps to limit our exposure to currency moves in Brazil, and we now expect future net earnings will be largely reflective of the company's fundamentally strong operating performance," added Whitwam.

          Despite a revenue reduction of about $200 million related to the devaluation of the Brazilian currency, first quarter sales grew about one percent to $2.5 billion including double-digit gains in Europe and Asia, as well as solid growth in North America.

          In North America, Whirlpool's shipments grew nine percent, resulting in market share gains since the end of 1998. Shipments of appliances grew across trade channels due, in part, to strong consumer acceptance of new products, such as the latest Whirlpool brand dishwasher and the recently introduced, fiftieth anniversary, special edition KitchenAid brand dishwasher.

         Operations in North America also continued to benefit from Operational Excellence, the company's customized methodology for improving quality and cycle times, which helped lower costs and drive higher productivity in the quarter.

          The company now expects North American appliance industry unit shipments to grow between two and three percent for the full year.

          Whirlpool Europe turned a double-digit gain in revenues into a 66-percent gain in quarterly operating profit. The results were driven by continued strong demand for new and improved Whirlpool and Bauknecht brand products.

          The company's performance in Europe has also benefited from a strong focus on cost reductions and productivity improvements.

                                   - more -

Whirlpool Corporation earnings - add two
----------------------------------------

          Despite softening economic conditions in both Western and Eastern Europe, the company currently expects that appliance industry unit shipments will grow between one and two percent for the full year.

          Whirlpool Asia continued its expected performance improvements with significant gains in revenues, resulting in a second consecutive quarter of profitability. A combination of on-going cost reductions and a better mix of products also drove margins higher in the quarter.

          A robust appliance industry and consumer preference for Whirlpool brand products, including new refrigerators and washing machines, drove quarterly revenues for Whirlpool of India up 75 percent in a market that saw appliance sales grow an estimated 15 percent, significantly improving the company's market and financial position.

          Whirlpool China's washing machine joint venture showed revenue growth revenues for Whirlpool of India up to 75 percent in a market that saw appliance sales grow an estimated 15 percent, significantly improving the company's market and financial position.

          Whirlpool China's washing machine joint venture showed revenue growth of about 25 percent in the quarter. The Shanghai, China, based joint venture also signed an agreement with Kelon, the leading Chinese producer of refrigerators and room air conditioners, to produce laundry equipment. Export sales of microwave ovens, produced at the company's Shunde, China, joint venture, also continue to be strong.

          As expected, Whirlpool in Latin America reported lower sales and unit shipments of appliances resulting mainly from weak economic conditions in Brazil. The company continued to pursue aggressive actions designed to further improve performance, including lowering costs and boosting productivity through various quality initiatives. In addition the company continues to attract consumer attention with exciting new advertising promoting new and totally redesigned products under both the Brastemp and Consul brand names.

          Embraco, the company's compressor subsidiary, benefited from the Brazilian currency devaluation, reporting markedly higher operating margins in the quarter. The company currently expects that Embraco, one of the world's leading hermetic compressor manufacturers with operations in Brazil, Italy, Slovakia and China, will continue its strong performance throughout the year.

                                   - more -

Whirlpool Corporation earnings - add three
------------------------------------------

          Despite the difficult business conditions, the company remained solidly profitable on an operating basis in Brazil. The company now expects that appliance industry shipments in Brazil will decline between 10 and 15 percent for the full year from 1998 levels, but is encouraged by recent positive macroeconomic trends that seem to be developing across Brazil.

          In summary, Whitwam added, "Based on the fundamental strength of our operations in North America and Europe, and our continued improvement in Asia, we expect to overcome the current challenges in Brazil and deliver a year of solid operating performance improvement."

          Whirlpool Corporation is the world's leading manufacturer and marketer of major home appliances. Headquartered in Benton Harbor, the company manufactures in 13 countries and markets products under 11 major brand names in more than 170 countries. Additional information about the company can be found on the Internet at www.WhirlpoolCorp.com.

                                      ###

                     CONSOLIDATED CONDENSED BALANCE SHEETS
                             WHIRLPOOL CORPORATION
                             (millions of dollars)

                                                          March 31             December 31
                                                            1999                   1998
                                                      ----------------       -----------------
ASSETS

Current Assets
--------------
Cash and equivalents                                           $   410               $   636
Trade receivables, less allowances of
         (1999: $118; 1998: $116)                                1,614                 1,711
Inventories                                                      1,171                 1,100
Prepaid expenses and other                                         213                   268
Deferred income taxes                                              158                   167
                                                      ----------------       -----------------
TOTAL CURRENT ASSETS                                             3,566                 3,882





Other Assets
------------
Investment in affiliated companies                                 109                   108
Intangibles, net                                                   884                   936
Deferred income taxes                                              243                   262
Other                                                              287                   329
                                                      ----------------       -----------------
                                                                 1,523                 1,635



Property, Plant and Equipment
-----------------------------
Land                                                                72                    77
Buildings                                                          845                   900
Machinery and equipment                                          4,188                 4,534
Accumulated depreciation                                        (2,958)               (3,093)
                                                      ----------------       -----------------
                                                                 2,147                 2,418

                                                      ----------------       -----------------
TOTAL ASSETS                                                   $ 7,236               $ 7,935
                                                      ================       =================

                                                          March 31             December 31
                                                            1999                   1998
                                                      ----------------       -----------------

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
-------------------
Notes payable                                                  $   993                 $ 905
Accounts payable                                                   964                 1,079
Employee compensation                                              223                   271
Accrued expenses                                                   794                   870
Restructuring costs                                                 87                   117
Current maturities of long-term debt                                17                    25
                                                      -----------------      -----------------
TOTAL CURRENT LIABILITIES                                        3,078                 3,267


Other Liabilities
-----------------
Deferred income taxes                                              146                   152
Postemployment benefits                                            599                   622
Other liabilities                                                  183                   192

Long-term debt                                                   1,031                 1,087
                                                      -----------------      -----------------
                                                                 1,959                 2,053

Minority Interests                                                 437                   614



Stockholders' Equity
--------------------
Common stock                                                        83                    83
Paid-in capital                                                    328                   321

Retained earnings                                                2,025                 2,024
Unearned restricted stock                                           (6)                   (3)
Accumulated other comprehensive income                            (386)                 (183)
Treasury stock - at cost                                          (282)                 (241)
                                                      -------------------    -----------------
TOTAL STOCKHOLDERS' EQUITY                                       1,762                 2,001

                                                      ----------------       -----------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                     $ 7,236               $ 7,935
                                                      ================       =================

                 CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                             WHIRLPOOL CORPORATION
                         FOR THE PERIOD ENDED MARCH 31
                     (millions of dollars except share and
                                dividend data)

                                                                                          First Quarter
                                                                                   ----------------------------
                                                                                      1999             1998
                                                                                   -----------      -----------
Net sales                                                                              $ 2,486          $ 2,464

EXPENSES:
     Cost of products sold                                                               1,867            1,870
     Selling and administrative                                                            421              416
     Intangible amortization                                                                 9                9
                                                                                   -----------      -----------
                                                                                         2,297            2,295
                                                                                   -----------      -----------
         OPERATING PROFIT                                                                  189              169

OTHER INCOME (EXPENSE):
     Interest and sundry income (expense)                                                 (152)              40
     Interest expense                                                                      (41)             (63)
                                                                                   -----------      -----------
         EARNINGS (LOSS) BEFORE INCOME TAXES
           AND OTHER ITEMS                                                                  (4)             146

             Income taxes                                                                    8               56
                                                                                   -----------      -----------
         EARNINGS (LOSS) FROM CONTINUING OPERATIONS
           BEFORE EQUITY EARNINGS AND MINORITY INTERESTS                                   (12)              90

           Equity in earnings of affiliated companies                                       (2)               -
           Minority interests                                                               42              (22)
                                                                                   -----------      -----------
         EARNINGS FROM CONTINUING OPERATIONS                                                28               68

           Earnings from discontinued operations less applicable taxes                       -               12
                                                                                   -----------      -----------
         NET EARNINGS                                                                  $    28          $    80
                                                                                   ===========      ===========

Per share of common stock:
     Basic earnings from continuing operations                                         $   .37          $   .91
     Basic net earnings                                                                $   .37          $  1.06

     Diluted earnings from continuing operations                                       $   .36          $   .90
     Diluted net earnings                                                              $   .36          $  1.05

     Cash dividends                                                                    $   .34          $   .34
                                                                                   ===========      ===========

                        SUPPLEMENTAL PRO-FORMA SCHEDULE
                 CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
                             WHIRLPOOL CORPORATION
                         FOR THE PERIOD ENDED MARCH 31
             (millions of dollars except share and dividend data)

                                                                                               First Quarter
                                                                      --------------------------------------------------------------

                                                                                       Foreign Exchange       Without
                                                                                         Loss due to          Foreign
                                                                          1999       Devaluation in Brazil   Exchange       1999
                                                                      ------------   ---------------------  ----------  ------------
Net sales                                                             $      2,486   $                  -   $   2,486   $    2,464

EXPENSES:
     Cost of products sold                                                   1,867                      -       1,867        1,870
     Selling and administrative                                                421                      -         421          416
     Intangible amortization                                                     9                      -           9            9
                                                                      -------------  ---------------------  ----------  ------------
                                                                             2,297                      -       2,297        2,295
                                                                      -------------  ---------------------  ----------  ------------

         OPERATING PROFIT                                                      189                      -         189          169

OTHER INCOME (EXPENSE):
     Interest and sundry income (expense)                                     (152)                  (158)          6           40
     Interest expense                                                          (41)                     -         (41)         (63)
                                                                      -------------  ---------------------  ----------  ------------

         EARNINGS (LOSS) BEFORE INCOME TAXES
           AND OTHER ITEMS                                                      (4)                  (158)        154          146

            Income taxes                                                         8                    (53)         61           56
                                                                      -------------  ---------------------  ----------  ------------
         EARNINGS (LOSS) FROM CONTINUING OPERATIONS
          BEFORE EQUITY EARNINGS AND MINORITY INTERESTS                        (12)                  (105)         93           90

          Equity in earnings of affiliated companies                            (2)                     -          (2)           -
          Minority interests                                                    42                     45          (3)         (22)
                                                                      -------------  ---------------------  ----------  ------------
         EARNINGS (LOSS) FROM CONTINUING OPERATIONS                             28                    (60)         88           68

          Earnings from discontinued operations less applicable taxes            -                      -           -           12
                                                                      -------------  ---------------------  ----------  ------------
         NET EARNINGS (LOSS)                                          $         28   $                (60)  $      88   $       80
                                                                      =============  =====================  ==========  ============

Per share of common stock:

     Diluted earnings from continuing operations                      $        .36   $               (.79)  $    1.15   $      .90
     Diluted net earnings                                             $        .36   $               (.79)  $    1.15   $     1.05

       Note: This pro-forma has been prepared to show Whirlpool's first quarter performance excluding the foreign exchange loss related to the devaluation of the Brazilian real.